Exhibit 4.7.1
Amendment Agreement to Loan Contract
Lender: ATA Testing Authority (Holdings) Limited
Borrower: Xiaofeng Ma
WHEREAS:
1. The Borrower and the Lender have entered into the Loan Contract on October 27, 2006, pursuant to which the Lender shall extend a loan of RMB900,000 to the Borrower for its full use by the Borrower in its capital contribution in connection with the establishment of ATA Online (Beijing) Education Technology Limited; and
2. Upon consent of the Lender, the Borrower intends to increase the registered capital of ATA Online (Beijing) Education Technology Limited;
NOW THEREFORE, the parties enter into this Amendment Agreement.
1. The Lender shall extend a loan of RMB8.1 million to the Borrower for its full use by the Borrower to increase the registered capital of ATA Online (Beijing) Education Technology Limited.
2. This loan shall be subject to all provisions of the Loan Contract; The expiration date of the term of this loan shall be the expiration date of the term of the loan set forth in the Loan Contract.
3. The Lender will provide the Borrower with this loan in full on the effective date of this Agreement.
4. This Agreement shall become effective on July 7, 2009 after the parties have affixed their signatures and seals to this Agreement.
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Lender: ATA Testing Authority (Holdings) Limited

Representative:	/s/ Xiaofeng Ma

Borrower: Xiaofeng Ma

Signed by:	/s/ Xiaofeng Ma